Exhibit 99.1

Aditxt Signs a Transaction Agreement To Acquire AiPharma, Rights Holder Of Antiviral Tablet Avigan/Reeqonus/Qifenda Used in the Treatment of Over 1.5 Million Covid-19 Patients Outside the U.S. and Canada

Phase 3 clinical trial of Avigan/Reeqonus for treatment of COVID-19 completed enrollment of more than 1,200 patients in the U.S., Mexico and Brazil with topline results expected in less than 60 days

Richmond, VA – October 5, 2021 – Aditxt, Inc. (“Aditxt”) (Nasdaq: ADTX), a biotech innovation company with a mission to improve the health of the immune system, today announced it has entered into a transaction agreement to reach a definitive agreement by the end of November 2021 to acquire a subsidiary (“AiPharma”) of AiPharma Global Holdings LLC (“AiPharma Global”) which is to own all of the assets of AiPharma Global, a company focused on discovering, developing and commercializing antiviral therapies across a broad spectrum of infectious diseases.

AiPharma Global is a biopharmaceutical company that holds directly, or through its affiliates worldwide (excluding Japan), exclusive rights to Avigan/Reeqonus/Qifenda and all formulations of favipiravir, a broad spectrum oral antiviral drug that targets COVID-19 and other infectious diseases. The binding agreement follows Aditxt’s prior announcement on August 25, 2021 to acquire the company and Aditxt’s funding of a bridge loan to AiPharma Global in the amount of $6.5 million.

The acquisition, if completed, will form a business segment for Aditxt that is focused on the monitoring and treatment of infectious diseases.  Key terms of the agreement include: an increase in the amount of permitted borrowings under the secured loan from Aditxt to AiPharma Global by $8.5 million resulting in total availability of $15 million, as well as Aditxt issuing such number of shares of common stock that yields 65% of the number of Aditxt’s outstanding shares calculated as of September 30, 2021 to be issued only upon closing of the transaction.

The acquisition is subject to confirmatory due diligence, entry into a definitive agreement based on agreed terms and other closing conditions, including regulatory, board, shareholder, and Nasdaq approvals. There is no assurance that the aforementioned approvals will be granted.

AiPharma acquisition highlights:

•	Avigan has received full marketing authorization or emergency use authorization in a number of markets as a treatment for COVID-19 including Mexico, India, Indonesia, Thailand and Malaysia, with many other countries buying the drug under compassionate use programs including the United Kingdom, United Arab Emirates, Greece, Hungary and Saudi Arabia.

•	AiPharma Global generates revenues from worldwide sales outside the U.S. and Canada of Avigan/Reeqonus through its 50% equity stake in Global Response Aid (“GRA”). GRA is part of a consortium that includes Appili Therapeutics (TSX: APLI; OTCQX: APLIF), Dr. Reddy’s Laboratories (NYSE:RDY), Agility (KSE/DFM: AGLTY) and FUJIFILM Toyama Chemical Co. Ltd, a subsidiary of FUJIFILM Holdings (FUJIY). The consortium members work together to coordinate and accelerate the worldwide development of Avigan/Reeqonus.
•	Consortium partner Appili Therapeutics is running a global Phase 3 trial evaluating Avigan/Reeqonus as an oral at-home therapy for COVID-19 and recently announced completion of patient enrollment with top line data expected in approximately 60 days.
•	AiPharma Global has recently agreed to acquire a major stake in Appili Therapeutics to strengthen its collaboration on the development of favipiravir and other treatments for infectious diseases. AiPharma Global expects to own 19.4% of the issued and outstanding Appili shares following the closing of its transaction expected Q4 2021.
•	Favipiravir is a selective inhibitor of viral RNA-dependent RNA polymerase (RdRP) with potent antiviral activity against single-stranded RNA viruses, including coronaviruses. Avigan/Reeqonus/Qifenda is uniquely positioned to address the current COVID-19 pandemic and future viral outbreaks.

“The successful completion of this acquisition would accelerate our commercialization plans in the infectious disease space and would uniquely position Aditxt by combining our commercialized AditxtScoreTM for COVID-19 test with an at-home treatment for the disease. While initially targeting COVID-19, our combined clinical and commercial platform would potentially address unmet needs in other viral indications,” stated Aditxt Co-Founder and CEO Amro Albanna. ”We look forward to partnering with the team at AiPharma and its consortium members.”

Dr. Alessandro Gadotti, CEO of AiPharma Group commented, “We believe that the combination of Aditxt and AiPharma is uniquely positioned to address the key topics of the COVID-19 pandemic, starting from monitoring of immune status and outpatient treatment for the illness. In excess of 1.5 million patients have been treated with our antiviral tablets. The strength of oral antiviral treatments such as Avigan/Reeqonus in real terms is that they fight COVID-19 in the community and not in hospitals - which can significantly reduce pressures on healthcare systems. Our joint product portfolio puts us on the front line in the fight against COVID-19 and future pandemic preparedness.”

About Avigan/ Reeqonus / Qifenda (favipiravir)

Avigan /Reeqonus / Qifenda (favipiravir) is a broad-spectrum antiviral in oral tablet form developed by FUJIFILM Toyama Chemical Co., Ltd. (FFTC). Following promising clinical studies, Russia, Thailand, Indonesia, India and Malaysia approved favipiravir-based antiviral medications for the emergency treatment of COVID-19.

Additional clinical trials for favipiravir in COVID-19 are ongoing in the United States, China, India, and the United Kingdom. Unlike most other interventions that researchers are evaluating in the COVID-19 indication, favipiravir has already been thoroughly studied in human trials outside of North America and has a known safety profile, with over 3,000 subjects receiving at least one dose of the drug in controlled clinical trials, and more than 30,000 people having received Avigan in Observational Studies. The safety profile has been further confirmed by the hundreds of thousands of patients that have received favipiravir during the COVID-19 pandemics in the authorized countries. Favipiravir’s oral tablet form may also provide advantages in the community setting over other COVID-19 interventions, which often require injection or intravenous administration.

Avigan is approved for manufacture and sale in Japan as an anti-influenza virus drug and as a treatment and stockpile countermeasure for pandemic influenza. The Japanese government has contracted with Fujifilm to purchase a stockpile of over 65 million tablets.

About Aditxt:

Aditxt is developing technologies focused on improving the health of the immune system through immune monitoring and reprogramming. Aditxt’s immune monitoring technology is designed to provide a personalized comprehensive profile of the immune system. Aditxt’s immune reprogramming technology is currently at the pre-clinical stage and is designed to retrain the immune system to induce tolerance with an objective of addressing rejection of transplanted organs, autoimmune diseases, and allergies. For more information, please visit: www.aditxt.com

About AiPharma Global

AiPharma Global is a biopharmaceutical company focused on discovering, developing, and commercializing oral therapies to address the unmet medical needs of patients with life-threatening viral diseases. Leveraging the Company’s deep understanding of antiviral drug development, nucleotide chemistry, biology, biochemistry, and virology, AiPharma Global has built a nucleotide prodrug platform to develop novel product candidates to treat single-stranded ribonucleic acid, or ssRNA, viruses, which are a prevalent cause of severe viral diseases. Currently, AiPharma Global is focused on the clinical and commercial development of orally available, potent, and selective nucleotide prodrugs for difficult-to-treat, life-threatening viral infections, including severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), the virus that causes COVID-19, dengue virus, hepatitis C virus (HCV) and respiratory syncytial virus (RSV). AiPharma Global also holds exclusive commercial rights for Avigan in Russia and China.

For more information, please visit www.aipharmalab.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media and Investor Relations Contact:

Aditxt, Inc.

ir@aditxt.com